FOR:	THE SPORTSMAN’S GUIDE 411 Farwell Avenue South Saint Paul, Minn. 55075 NASDAQ NMS: SGDE	FOR IMMEDIATE RELEASE

CONTACT:	William P. Bartkowski MeritViewPartners 612.605.8616
THE SPORTSMAN’S GUIDE RELEASES RECORD 2005 SECOND QUARTER RESULTS
Continued Strong Performance at The Golf Warehouse and Strong Sales Growth at The Sportsman’s Guide
Help Company Report Record Q2 Results
South St. Paul, Minn. (8/9/05) — The Sportsman’s Guide, Inc. (Nasdaq NMS: SGDE) today reported results for the quarter ended June 30, 2005 that, with respect to fully diluted earnings per share, were above most recent guidance and, with respect to net sales, were at the high end of that guidance.
     Net sales for the Company’s second quarter were $63.8 million, compared with $39.6 million reported for the same period in 2004. The quarter over quarter 61.2% increase in consolidated net sales was primarily the result of including net sales from The Golf Warehouse (“TGW”) and higher net sales from The Sportsman’s Guide (“TSG”). The acquisition of TGW was effective June 29, 2004, making the third quarter of 2004 the first quarter for inclusion of TGW’s net sales, operations and earnings. Net sales for TSG increased 9.1% when compared to the three months ended June 30, 2004 as a result of higher Internet sales. For the six months ended June 30, 2005, net sales were $128.4 million, a 52.1% increase over the $84.4 million reported for the first half of 2004.
     Net earnings for the quarter were $2.5 million, or $0.31 per fully diluted share, a 102% increase over the $1.2 million, or $0.16 per fully diluted share, reported for the same period in 2004. For the first two quarters of 2005 net earnings were $4.8 million, or $0.59 per fully diluted share, compared to $2.5 million, or $0.32 per fully diluted share for the first six months of 2004. The earnings per share numbers for 2004 have been restated to reflect the Company’s recently announced change in accounting policy for Buyer’s Club revenues and adjusted to reflect the 3-for-2 stock split, distributed April 15, 2005.
     Gregory R. Binkley, President and Chief Executive Officer of the Company, stated, “We had a very strong second quarter due to a continuation of the strong, positive trends that have been affecting our business. We saw strong net sales at both TGW and TSG. TSG’s nearly double digit sales growth was extremely positive and due to our continuing success in generating higher levels of Internet-related sales. The increase in total net sales and in the percentage of Internet-related sales is also the result of the continued strong performance of TGW. The impact of these factors once again pushed consolidated Internet-related sales for the second quarter to nearly 60% of total catalog and Internet sales.”
     The Company will hold a conference call to discuss the results of the quarter at 10:30 am, CDT, Wednesday, August 10, 2005. Gregory R. Binkley, President and Chief Executive Officer of the Company, and Charles B. Lingen, Executive Vice President and Chief Financial Officer, will be present on the call. Participants may access the call by dialing 1-800-362-0571 and asking for The Sportsman’s Guide conference call. The call may also be accessed via the Internet at www.SportsmansGuideIR.com.
     The Sportsman’s Guide is an Internet and catalog retailer offering value-priced outdoor gear and general merchandise, with a special emphasis on outdoor clothing, outdoor equipment, golf apparel and equipment and footwear. The Company sells through both Internet Web sites and catalogs. The Company’s Web sites include www.sportsmansguide.com, www.tgw.com and http://www.bargainoutfitters.com.
- financial highlights follow -
     This release contains forward looking statements which are subject to change based on various important factors, including but not limited to general economic conditions, a changing market environment for the Company’s products and the market acceptance of the Company’s catalogs, Internet sites and offerings.

The Sportsman’s Guide, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)
(In thousands of dollars)

	June 30,	June 30,	December 31,
	2005	2004	2004
		(Restated)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,555	$16,534	$8,616
Accounts receivable – net	2,437	1,935	3,955
Inventory	35,032	25,315	29,148
Promotional material	3,961	2,590	3,578
Prepaid expenses and other	3,558	2,416	3,123
Deferred income taxes	1,752	3,221	1,767

Total current assets	50,295	52,011	50,187
PROPERTY AND EQUIPMENT, NET	2,472	1,813	2,693

OTHER ASSETS
Goodwill	17,193	—	17,176
Trade and domain name	10,200	—	10,200
Other intangibles	1,311	—	658

Total other assets	28,704	—	28,034

Total assets	$81,471	$53,824	$80,914

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$22,820	$15,040	$23,832
Accrued expenses and other current liabilities	18,212	14,074	21,822

Total current liabilities	41,032	29,114	45,654
LONG-TERM LIABILITIES	5,631	133	5,388

Total liabilities	46,663	29,247	51,042
SHAREHOLDERS’ EQUITY	34,808	24,577	29,872

Total liabilities and shareholders’ equity	$81,471	$53,824	$80,914

The Sportsman’s Guide, Inc. and Subsidiaries
Consolidated Statements of Earnings
(Unaudited)
(In thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
		(Restated)		(Restated)
Net sales	$63,778	$39,553	$128,356	$84,364
Cost of sales	44,334	26,724	88,878	57,190

Gross profit	19,444	12,829	39,478	27,174
Selling, general and administrative expenses	15,476	10,929	31,948	23,275

Earnings from operations	3,968	1,900	7,530	3.899
Interest expense	(82)	—	(146)	—
Miscellaneous income (expense), net	91	38	159	80

Earnings before income taxes	3,977	1,938	7,543	3,979
Income tax expense	1,470	698	2,779	1,431

Net earnings	$2,507	$1,240	$4,764	$2,548

Net earnings per share:
Basic	$.35	$.18	$.67	$.36

Diluted	$.31	$.16	$.59	$.32

Weighted average common and common equivalent shares outstanding:
Basic	7,120	7,055	7,113	7,093

Diluted	8,175	7,919	8,120	7,985

The Sportsman’s Guide, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)
For the Six Months Ended
June 30, 2005 and 2004
(In thousands)

	2005	2004
		(Restated)
Cash flows from operating activities:
Net earnings	$4,764	$2,548
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	763	628
Other	394	1,309
Changes in operating assets and liabilities:
Accounts receivable	1,518	1,099
Inventory	(5,884)	(6,441)
Promotional material	(383)	(25)
Prepaid expenses and other	(435)	(545)
Other long-term assets	(744)	—
Income taxes payable	210	(2,690)
Accounts payable	(1,012)	(3,910)
Accrued expenses and other current liabilities	(3,851)	(2,982)

Cash flows used in operating activities	(4,660)	(11,009)
Cash flows from investing activities:
Purchases of property and equipment	(451)	(193)
Other	(17)	—

Cash flows used in investing activities	(468)	(193)
Cash flows from financing activities:
Repurchase of common stock	—	(5,148)
Other	67	830

Cash flows provided by (used in) in financing activities	67	(4,318)

Decrease in cash and cash equivalents	(5,061)	(15,520)
Cash and cash equivalents at beginning of the period	8,616	32,054

Cash and cash equivalents at end of the period	$3,555	$16,534

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